Issuer Free Writing Prospectus dated April 30, 2024
Filed Pursuant to Rule 433 under the
Securities Act of 1933, as amended
Registration Statement No. 333-276830

INVESTOR PRESENTATION April 2024 Issuer Free Writing Prospectus dated April 30 , 2024 Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended Registration Statement No. 333 - 276830

Cautionary Statement Concerning Forward-Looking Statements

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospectus and opportunities. In some cases, you can identify forward-looking statements because they contain words such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including our ability to obtain additional funding to market our vehicles and develop new products; our ability to produce vehicles with sufficient volume and quality to satisfy customers; the ability of our principal vendors to deliver the necessary components for our vehicles at prices and volumes acceptable to us; our principal vendors’ ability to perform quality control on our products; our ability to obtain sufficient intellectual property protection for our brand and technologies; our vehicles’ ability to perform as expected; our facing product warranty claims or product recalls; our facing adverse determinations in significant product liability claims; customers’ acceptance of electric vehicles; the development of alternative technology that adversely affects our business; the lingering impact of COVID-19 on our business; increased government regulation of our industry; and tariffs and currency exchange rates. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

2

3 Statement About Free Writing Prospectus This free writing prospectus relates to the proposed initial public offering of the shares of common stock of Fly - E Group, Inc . , which are being registered on a registration statement on Form S - 1 (File No .: 333 - 276830 ) (the “Registration Statement”) . This free writing prospectus should be read together with the preliminary prospectus included in the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on April 22 , 2024 (the “Preliminary Prospectus”), which can be assessed through the following link : https : //www . sec . gov/Archives/edgar/data/ 1975940 / 000121390024034918 /ea 0202997 - 03 . htm We have filed a Registration Statement, including the Preliminary Prospectus, with the SEC with respect to the offering of ou r s ecurities to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the Preliminary Prospectus (including th e risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC, for more complete infor mat ion about us and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or the underwriter for the of fering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto, if you contact The Benchmark Company by e - m ail at [•] or by telephone at [•] .

4 Table of Contents Introduction Company Overview Market Data Financial Highlights 1 2 3 4

[PLACEHOLDER] 5 Proposed Offering Fly - E Group, Inc. (the “Company”) Issuer: Initial Public Offering Transaction Type: 3,000,000 Number of Share Offered: $ 4.00 - $5.00 Price Range: $ 13,500,000 Mid - point Base Offering Size: 15% Over - Allotment Option: 22,000,000 Pre - Offering Shares of Common Stock : NASDAQ Capital Market: FLYE Exchange /Ticker: • New e - bike production, inventory • Retail store expansion • Technology, research & development efforts • General working capital Use of Proceeds: The Company, directors, officers, and certain shareholders (5% or more shareholders) have agreed with the underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our shares o f common stock or securities convertible into or exercisable or exchangeable for our shares of common stock for a period of 180 days after the date of the prospectus. Lock - up: The Benchmark Company Bookrunner:

6 About Us • Fly E - Bik e designs, installs and retails electric bikes, motorcycles and scooters with a niche market focused on local, “last mile” delivery workers, primarily food or small packages, who need to travel within cities with no to limited delays • Bike components are manufactured in the United States and China with assembly taking place in the U.S. • New York City - based company with 38 domestic physical store locations strategically positioned in major metropolitan U.S. markets with most located in the NYC metro area • Seeking to grow by expanding retail footprint to other densely populated metro areas and entering South America and Europe Fly E - Bike’s mission is to become a leader in the electric 2 - wheel transportation market – Come fly with us today! Promote economic transition, create a cleaner & greener future

• Strong NYC presence – focus on expanding to other dense major metro areas along with longer - term plans to establish a presence in Europe and South America • Revenue of $24 million through FY24Q3 (+46 % vs the same period in FY23), attractive 39% gross margin , EBITDA & net profit positive with de minimis debt • Margin strength from growing maintenance, service business and accessories sales anticipated as in - use bike count increases • Positive early performance in newer markets (DC, Houston, Miami) – expect similar performance in comparable dense metro areas Fly E - Bike is targeting for expansion • IPO proceeds earmarked to fund growth; pre - IPO 76.5% owned by key management; will retain 67.3% post offering Investment Highlights 7

8 FLY E - BIKE Team Andy Ou CEO Simon Zhang CHRO Steven Guo CFO Ricky Feng COO

9 Corporate Milestones 2018 Realizing the forthcoming EV boom, founded Fly E - Bike to capitalize on an emerging industry Founded 2019 Fly E - Bike products (E - bikes, E - motorcycles, E - scooters) received VINs, leading to commencement of business Product Launch 2021 Launched online offering to compliment brick and mortar physical locations Digital Launch 2022 With a strategic vision aimed at raising capital to fuel its business expansion, the Company commenced its IPO process IPO Initiated 2023 The Company initiated the process of launching its complementary last - mile delivery logistics offering Fly Delivery Founded

10 Product Line – Expansive, Unmatched, and Branded Fly E - Bike E - bike (21 Models) E - motorcycle (21 Models) Off Road (2 Models) E - scooter (34 Models) Street Legal (9 Models) Moped (8 Models) 20+ models offered • Meet the needs of various types of consumers • Innovate & develop new products to expand contingent need Product Compliance • Provide UL certificates for both e - bike models and batteries • Offer customer in - store DMV registration and licensing services Fly Brand Awareness • All products are named after Fly to increase brand awareness • Encourage customers to visit stores for future maintenance, inspections, etc. F11 F11 PRO F7 PRO COMMUTER 2 Hydrogen Power May 2023 July 2023 January 2024 February 2024 May 2024

Fly E-Bike – Tailored For Urban Delivery

Fly E-Bike Differentiation

- **Battery** – 48V28Ah vs 48V14Ah (traditional)
- **Tires** - Solid tires enhance the bike's stability, ensuring optimal performance in urban settings vs inner tube
- **Service** – Nearly 30 stores in the New York City offering parts & maintenance service for our e-bikes

Fly E-Bike APP (Development Stage) – Achieve Smart Status B2 level: real-time display of vehicle and environmental information


Intelligent Upgrade
Traditional E-bike
Cloud
APP
App
ECU
ECU Central Control
Dashboard

11

12 Product Safety UL Certification Handshake Protocol By incorporating a secure charging and discharging protocol, with UL safety certification, a charger/battery match is ensured before charging or discharging. The process effectively prevents unauthorized chargers from accessing the battery for safety.

13 E - bike VS Traditional Bike Traditional Bicycles Electric Bikes 6 - 12 mph Up to 23 mph Speed Pedaling Only Dual Mode: Motor + Pedal Riding Mode Low – longer time for the same distance High – longer distance in shorter time Efficiency Location functionality not standard Easily locate bike with the GPS locator Locating

14 Technology – Designing Customized APP (Development Stage) Cycling Statistics Navigation Store Location HID Unlocking Bike Control Route History

15 Technology – Designing Customized APP Charge Station Locator (Developing) Battery Management System Customer Support Bike Inspection

16 Customer Profile Growth Plan • NYC Food delivery drivers comprise 70% of our customer base in FY 2023 ⎼ Frequent, repeat purchases given estimated 1 - year useful battery life of e - bikes • Recurring maintenance, repair needs yield high margin, incremental cash flow that increases as in - service e - bike count grows • Develop more portable and affordable models for urban commuters • Offer higher value, visually appealing models for the premium buyer • Expand retail locations in dense, urban markets Stable Core Recurring Customers

17 Sales Strategy 39 Physical Locations 80 Distributors 500+ Customers Engaged Everyday We provide both online and offline services to let our customers enjoy both the satisfaction of shopping in store as well as the convenience of purchasing online. On top of selling e - bikes, our stores also provide multiple services such as DIY components, test rides, inspections, etc. Dominant Physical Presence in NYC Dominican Republic

18 Financial Highlights • Strong financial growth profile • 46% revenue growth through FY24Q3 vs the same period in FY23 while maintaining cost discipline, profitability during early - stage growth, store expansion period • Highly attractive free cash flow profile underpinned by capital - lite business model • Strong balance sheet with minimal debt and positive working capital position Fly E - Bike Summary Financials FY ending March 31 st , $s in millions FY24 - 9 Mos. FY2023 FY2022 24.0 21.8 17.2 Revenue 9.5 8.3 3.2 Gross profit 39.3% 38.1% 18.9% Gross margin % 2.2 2.5 0.7 EBITDA 9.3% 11.2% 3.9% EBITDA margin % 1.2 1.4 0.4 Net income 5.0% 6.3% 2.4% Net income margin % 1.2 0.4 0.4 Cash & equivalents 0.4 0.9 0.0 Long - term debt, loans 2.6 0.6 (1.2) Working capital

• Large secular growth opportunity • Revenue of $24 million through FY24Q3 (+46%) , attractive gross margins (39%), EBITDA & net profit positive ; de minimis debt • Seeking equity capital for growth 19 Summary

Investor & Media Relations: ir@flyebike.com Media Inquiries: Core IR pr@coreir.com Thank You!